UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2007

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-28861	86-0876846
(Commission File Number)	(IRS Employer Identification No.)

1818 Marshall Street
Shreveport, Louisiana 71101
318-464-8687

(Address and telephone number of principal executive offices and place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Star, Inc. (“we”, “us” or “our company”) files this report on Form 8-K to report the following:

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 8, 2007, we were notified by Mr. Denver Cashatt, who was then the President, CEO and a director of our company, that he was resigning as President, CEO and as a director of our Company, effective immediately. Mr. Cashatt was not serving on any committee of our Board of Directors at the time he tendered his resignation. We are attaching the notice that Mr. Cashatt provided us as Exhibit 99.1 hereof.

We are providing Mr. Cashatt a copy of this Current Report concurrent with this filing. Should any subsequent communications with Mr. Cashatt regarding his decision to resign reveal any disagreement regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

On January 16, 2007, our Board of Directors unanimously voted to appoint one of our directors, Mr. Joseph Therrell, Jr., as our Acting President until a successor is selected by the Board.

Also on January 16, 2007, our Board of Directors removed Ms. Dottie Wommack from her position as our Secretary and Treasurer/Chief Financial Officer and appointed Mr. Therrell as our Acting Treasurer/Chief Financial Officer and Ms. Jacqulyn B. Wine as our Acting Secretary, until such time as successors are selected by the Board.

BIOGRAPHICAL INFORMATION

Mr. Joseph Therrell, Jr. serves as our Acting President, our Acting Treasurer/Chief Financial Officer, and as a Director on our Board of Directors. Mr. Therrell concurrently serves as the Vice President and Chief Investment Officer for Kilpatrick Life Insurance Company, a major shareholder of our Company. Mr. Therrell has served as a Director of our Company since October of 2005 and has served as the Vice President and Chief Investment Officer for Kilpatrick Life Insurance Company since December of 1989. He oversees all investments and commercial loans funded by Kilpatrick Life Insurance Company. Mr. Therrell attended Vanderbilt University in Nashville, Tennessee and graduated with a Bachelor’s Degree in History. He also attended the Tennessee Bankers Association School at Vanderbilt University in 1969 and received a Masters Degree in 1982 from the Graduate School of Banking of Louisiana State University in Baton Rouge, Louisiana. From 1965 to 1974, Mr. Therrell served as a Branch Manager for First American National Bank in Nashville, Tennessee and from 1974 to 1989, Mr. Therrell served as the Vice President of the Louisiana Bank & Trust Company.

Ms. Jacqulyn B. Wine currently serves as our Acting Secretary. Ms. Wine is also the Assistant Secretary/Treasurer for Kilpatrick Life Insurance Company, a major shareholder of our Company. Ms. Wine commenced working at Kilpatrick Life Insurance Company as Executive Assistant to the President in 1990. Ms. Wine was elected Assistant Secretary and Assistant Treasurer in March, 1995. From February, 1979 to September 1990, Ms. Wine concurrently served as Corporate Secretary of two related companies, McConathy Oil & Gas Company and McConathy Production, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not engaged in any transactions and are not party to any proposed transactions in which either Mr. Therrell or Ms. Wine had or is to have a direct or indirect material interest, other then the following:

The Kilpatrick Life Insurance Company, a major shareholder of our company, employs Mr. Therrell as its Vice President and Chief Investment Officer and Ms. Wine as its Assistant Secretary/Treasurer. Ms. Virginia Kilpatrick Shehee, one of our directors, services as the Chief Executive Officer of Kilpatrick Life Insurance Company. As we have previously disclosed, on October 28, 2003, we received a loan from the Kilpatrick Life Insurance Company of $250,000 pursuant to a promissory note, carrying an interest rate of 6% pr annum, with interest payable in quarterly installments with the first quarterly interest payment due on April 28, 2004. This note came due and payable in full on October 28, 2006 and was secured by a mortgage of a 25% mineral interest in our 1,280 acre Detrital Wash Mining Claims in Mohave County, Arizona. On October 30, 2006, Kilpatrick Life Insurance Company converted the outstanding loan of $250,000 and interest due in the amount of $28,875.25, into shares of our common stock at a rate of $0.015 per share for a total of 18,591,682 shares.

In August 2006, Kilpatrick Life Insurance Company partially exercised a warrant to purchase 4,200,000 shares of our common stock, paying $22,000.00 for 2,200,000 shares at an exercise price of $.01 per share.

Also in August 2006, Ms. Shehee, Mr. Therrell and Ms. Wine each exercised warrants to purchase shares of our common stock at an exercise price of $.01 per share, receiving respectively 1,500,000 shares 500,000 shares, and 50,000 shares, for respective payments of $15,000, $5,000 and $500.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

We currently do not have any written or oral employment agreements with Mr. Therrell or Ms Wine to serve as our officers, nor have any terms of compensation for their services been approved.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Correspondence from Denny Cashatt dated January 8, 2007

SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Star, Inc.
By: /S/ JOSEPH THERRELL, JR.
Joseph Therrell, Jr., Acting President
Dated: January 19, 2007